Exhibit 10.22
EASTMAN CHEMICAL COMPANY
AWARD NOTICE FOR GRANT OF RESTRICTED STOCK UNITS

Grantee: [NAME]

Number of Restricted Stock Units: [X]

Grant Date: February XX, 2026

    This Award Notice for the Grant of Restricted Stock Units (this "Award Notice") by and between Eastman Chemical Company ("Company") and the Grantee named above (referred to below as "you") evidences the grant by the Company of Restricted Stock Units ("RSUs" or the "Award") to you on the date stated above (the "Grant Date") and your acceptance of such RSUs in accordance with the provisions of the Eastman Chemical Company 2021 Omnibus Stock Compensation Plan, as amended from time to time (the "Plan").

    The RSUs are subject to the terms and conditions set forth in the Plan (which is incorporated herein by reference), any rules and regulations adopted by the Board of Directors of the Company or the Compensation and Management Development Committee (collectively, the "Committee"), and this Award Notice. In the event of any conflict between the provisions of the Plan and the provisions of this Award Notice, the terms, conditions, and provisions of the Plan shall control, and this Award Notice shall be deemed to be modified accordingly. Capitalized terms used in this Award Notice that are not defined herein shall have the meanings set forth in the Plan. For purposes of this Award Notice, "Employer" means the Subsidiary that employs you, if you are not employed directly by the Company.

1.RSU Grant. You have been granted the number of RSUs specified above, representing the right to receive the same number of unrestricted shares of the Company's $.01 par value Common Stock ("Common Stock"), upon satisfaction of the vesting provisions set forth in Section 2 of the Award Notice.

2.Vesting of RSUs. Subject to Section 7 of this Award Notice, the RSUs will vest and settle in accordance with the following vesting schedule so long as you remain in Continuous Status as a Participant with your Employer, the Company or one of its Subsidiaries up to and including the applicable Vesting Date:

Vesting Date	Vesting Percentage of RSUs
Third Anniversary of Grant Date	100%

3.Settlement of RSUs. Subject to the other terms of this Award Notice and upon or as soon as practicable (and in any event, within 2.5 months) after the Vesting Date, the Company shall direct its transfer agent to issue you one (1) share of Common Stock for each vested RSU in your name or a nominee in book entry, or to issue one or more physical stock certificates representing such shares of Common Stock in your name.

4.Nontransferability of RSUs; Limitation on Issuance of shares of Common Stock. The RSUs are not transferable except by will or by the laws of descent and distribution, and may not be sold, assigned, pledged or encumbered in any way, whether by operation of law or otherwise. After the Vesting Date, certificates for the shares of Common Stock underlying the vested RSUs may be issued during your lifetime only to you, except in the case of a permanent disability involving mental incapacity. Upon your death, any unissued shares of Common Stock underlying vested RSUs may be transferred to your legal representative as determined under applicable law, subject to the terms set forth in Section 7 of the Award Notice.

5.Limitation of Rights. You will not have any rights as a stockholder with respect to the shares of Common Stock underlying the RSUs until you become the holder of record of such shares following the applicable Vesting Date.

Exhibit 10.22
6.Dividend Equivalents. Each unvested RSU entitles you to a cash payment equal to any cash dividend that the Company pays with respect to its shares of Common Stock ("Dividend Equivalents"). All accrued Dividend Equivalents shall be payable in cash by the Company or your Employer upon or as soon as practicable (and in any event, within 2.5 months) after the Vesting Date of the RSUs giving rise to such Dividend Equivalents. Until payment, the Dividend Equivalents shall be subject to the same terms and conditions as the RSUs to which such Dividend Equivalents relate and shall be forfeited and shall not be paid in the event that such RSUs become cancelled and forfeited.

7.Termination of Continuous Status as a Participant.

(a)    Upon a termination of your Continuous Status as a Participant with your Employer, the Company or any of its Subsidiaries by reason of a Qualifying Termination (as defined below) or by reason of death or Disability, or for another approved reason as determined by the Committee (in the case of the executive officers) or the executive officer responsible for Human Resources (in the case of non-executive employees), you (or your legal representative, as applicable) will receive, subject to the terms and conditions of the plan, a pro-rata portion of RSUs that you otherwise would have received had you remained in Continuous Status as a Participant with your Employer, the Company or one of its Subsidiaries based on the number of full months in which you were in Continuous Status as a Participant during the vesting period and such RSUs will vest and be settled upon or as soon as practicable (but in any event, subject to Section 8(c) of this Award Notice, within 2.5 months) after the applicable Vesting Date. For purposes of this Award Notice, a “Qualifying Termination” means a termination of your Continuous Status as a Participant by reason of resignation or termination without Cause when:

•your combined age and years of service with your Employer, the Company and its Subsidiaries equals or exceeds 75;
•you have attained age 55 and 10 years of service with your Employer, the Company and its Subsidiaries;
•you had attained age 50 or greater as of your hire date and you have attained 5 years of service with your Employer, the Company and its Subsidiaries; or
•you have attained age 65.

(b)     Notwithstanding the foregoing Section 7(a), if you provide Advance Notice of Intent to Retire, as defined below, and there is a termination of your Continuous Status as a Participant by reason of termination without Cause during the twelve (12) to thirty-six (36) month notice period following such Advance Notice of Intent to Retire, then you will receive, subject to the terms and conditions of the plan, the number of RSUs that you otherwise would have received had you remained in Continuous Status as a Participant with your Employer, the Company or one of its Subsidiaries during the vesting period and such RSUs will vest and be settled upon or as soon as practicable (but in any event, subject to Section 8(c) of this Award Notice, within 2.5 months) after the applicable Vesting Date.
(i)    Advance Notice of Intent to Retire. The Participant must provide twelve (12) to thirty-six (36) months’ advance written notice to the Company of the Participant’s intent to retire. Such notice shall be provided to the Company’s Chief Human Resources Officer (or such other officer as the Committee may designate from time to time) and shall specify the general timeframe within which the Participant intends to retire. (Form attached in Addendum 2 of this document.)
(ii)    Formal Notice of Commitment to Retire. The Participant must provide at least ninety (90) days’ advance written notice to the Company of the Participant’s commitment to retire, setting forth a formal retirement date. Such notice shall be provided to the Company’s Chief Human Resources Officer (or such other officer as the Committee may designate from time to time) and shall specify the exact date on which the Participant will retire. (Form attached in Addendum 2 of this document.)

Exhibit 10.22
(c)    Upon a termination of your Continuous Status as a Participant with your Employer, the Company or any of its Subsidiaries for any reason prior to a Vesting Date other than for one of the reasons described in Section 7(a) above, including termination for Cause, you shall cease vesting in the RSUs as of your termination date and the RSUs shall be immediately canceled and forfeited. In such event, neither you nor any of your successors, heirs, assigns or personal representatives will thereafter have any further rights or interest in such shares or otherwise in this Award. For purposes of the foregoing, “Cause” shall have the same meaning as set forth in the Plan.

8.Income Tax and Social Insurance Contributions Withholding.

(a)    Regardless of any action the Company or your Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and your Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, and the subsequent sale of any shares of Common Stock acquired pursuant to the RSUs and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items.
(b)    Prior to the delivery of shares of Common Stock upon vesting of your RSU, if your country of residence (and/or your country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole shares of Common Stock otherwise issuable upon vesting of the RSUs that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld. In cases where the Fair Market Value of the number of whole shares of Common Stock withheld is greater than the Tax-Related Items required to be withheld, the Company shall make a cash payment to you equal to the difference as soon as administratively practicable. The cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. Alternatively, the Company or your Employer may withhold the Tax-Related Items required to be withheld with respect to the shares of Common Stock in cash from your regular salary/wages, or from any other amounts payable to you. In the event the withholding requirements are not satisfied through the withholding of shares of Common Stock by the Company or through the withholding of cash from your regular salary/wages or any other amounts payable to you, no shares of Common Stock will be issued to you (or your estate) upon vesting of the RSUs unless and until satisfactory arrangements (as determined by the Board of Directors) have been made by you with respect to the payment of any Tax-Related Items which the Company and your Employer determine, in their sole discretion, must be withheld or collected with respect to such RSUs. If you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company or your Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting the RSUs, you expressly consent to the withholding of shares of Common Stock and/or the withholding of cash from your regular salary/wages or other amounts payable to you as provided for hereunder. All other Tax-Related Items related to the RSUs and any shares of Common Stock delivered in payment thereof are your sole responsibility.
(c)    The RSUs are intended to be exempt from, or alternatively to comply with, the requirements of Code Section 409A (or any successor provision which may be enacted). The Plan and the Award Notice shall be administered and interpreted in a manner consistent with this intent. If the Company determines that this Award Notice is subject to Code Section 409A (or any successor provision which may be enacted), then, notwithstanding anything in this Award Notice to the contrary, this Award Notice shall be subject to the terms and conditions set forth in Section 16.3 of the Plan. If the Company determines that this Award Notice has failed to comply with the requirements of that Section, the Company may, at the Company’s sole discretion, and without your consent, amend this Award Notice to cause it to comply with Code Section 409A or be exempt from Code Section 409A (or any successor provision which may be enacted).

9.Change in Ownership; Change in Control. Sections 13.5 and 13.6 of the Plan contain certain special provisions that will apply to this Award in the event of a Change in Ownership or Change in Control;

Exhibit 10.22
provided that, to the extent necessary to comply with Code Section 409A, in order for such sections of the Plan to apply to this Award, such Change in Ownership or Change in Control event must also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation Sections 1.409A-3(i)(5)(v), (vi) and (vii).

10.Adjustment of Shares of Common Stock. If the number of outstanding shares of Common Stock changes through the declaration of stock dividends or stock splits prior to the Vesting Date, the units of Common Stock subject to this Award automatically will be adjusted, according to the provisions of Article 14 of the Plan. In the event of any other change in the capital structure of the shares of Common Stock or other corporate events or transactions involving the Company, the Committee is authorized to make appropriate adjustments to this Award.

11.Restrictions on Issuance of shares of Common Stock. If at any time the Company determines that listing, registration or qualification of the shares of Common Stock subject to this Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the award or issuance of certificate(s) for the shares of Common Stock subject to this Award, such award or issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

12.Noncompetition; Confidentiality. You will not, without the written consent of the Company, either during your employment with your Employer, the Company or any of its Subsidiaries or thereafter, disclose to anyone or make use of any confidential information which you have acquired during your employment relating to any of the business of your Employer, the Company or any of its Subsidiaries, except as such disclosure or use may be required in connection with your work as an employee of the Company. Nothing in this Agreement shall prohibit an employee from disclosing Confidential Information that (1) is made by me  (a) in confidence to a federal, state or local government official; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  See Eastman’s “Notice to Employees Concerning Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing.” During your employment with your Employer, the Company, or any of its Subsidiaries, and for a period of two (2) years after the termination of such employment, you will not, either as principal, agent, consultant, employee or otherwise, engage in any work or other activity in competition with the Company in the field or fields in which you have worked for your Employer, the Company or any of its Subsidiaries. The provisions in this Section 12 apply separately in the United States and in other countries but only to the extent that its application shall be reasonably necessary for the protection of your Employer, the Company or any of its Subsidiaries. You will forfeit all rights under this Award Notice to or related to the RSUs if, in the determination of the executive officer responsible for Human Resources, you have violated any of the provisions of this Section 12, and in that event any payment or other action with respect to the RSUs shall be made or taken, if at all, in the sole discretion of the executive officer responsible for Human Resources.
13.Reimbursement of Certain Compensation. The Award (including any shares of Common Stock and any cash received upon payout of the Award and any amount received for the sale of such shares) is subject to the provisions of the Plan and any applicable law (including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, and implementing rules and regulations of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”)) or Company policy (including the Eastman Chemical Company Incentive Pay Clawback Policy as adopted by the Committee on October 4, 2023, and the Eastman Chemical Company Compensation Clawback Policy for Detrimental Conduct as adopted by the Committee on December 4, 2024, each as may be amended from time to time consistent with and to conform to SEC and NYSE rules and regulations or otherwise) requiring reimbursement to the Company of certain incentive-based compensation following an accounting restatement due to material non-compliance by the Company with any financial reporting requirement or due to other events or conditions. For purposes of the foregoing, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold your shares of Common Stock and other amounts acquired under the Plan to re-convey, transfer, or otherwise return such shares of Common Stock and/or other amounts to the Company.

Exhibit 10.22

14.Repatriation and Legal/Tax Compliance Requirements. If you are a resident of or employed in a country other than the United States, you agree, as a condition of the grant of the RSUs, to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to the RSUs) in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by your Employer, the Company or any of its Subsidiaries as may be required to allow your Employer, the Company or any of its Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions that may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

If you are resident or employed in a country that is a member of the European Union, the grant of the RSUs and this Award Notice is intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Award Notice is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

15.No Guarantee of Employment. The grant of the RSUs shall not create any employment relationship with the Company or any of its Subsidiaries. Further, the grant of the RSUs shall not confer upon you any right of continued employment with your Employer nor limit in any way the right of your Employer to terminate your employment at any time.

16.Discretionary Nature of Grant; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the RSUs under the Plan does not create any contractual or other right to receive a grant of RSUs or benefits in lieu of RSUs in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of shares of Common Stock subject to the grant, and the vesting provisions. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

17.Currency Fluctuation. Neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the local currency of your country of residence and the U.S. dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement of the RSUs.

18.Termination Indemnities. Your participation in the Plan is voluntary. The value of the RSUs and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). Any grant under the Plan, including the grant of the RSUs, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

19.Data Privacy. The Company is located at 200 South Wilcox Drive, Kingsport, Tennessee 37662, U.S.A. and grants RSUs under the Plan to employees of the Company and its Affiliates and Subsidiaries in its sole discretion. In conjunction with the Company’s grant of the RSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting the grant of the RSUs, you expressly and explicitly consent to the Personal Data Activities as described herein.

(a)Data Collection, Processing and Usage. The Company collects, processes and uses your personal data, including your name, home address, email address, and telephone number, date of birth, social insurance

Exhibit 10.22
number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all RSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or your Employer. In granting the RSUs under the Plan, the Company will collect your personal data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of your personal data is your consent.

(b)Stock Plan Administration Service Provider. The Company transfers your personal data to Fidelity Stock Plan Services LLC, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share your personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for you to receive and trade shares of Common Stock acquired under the Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the Plan.

(c)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. You should note that your country of residence may have enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of your personal data to the United States is your consent.

(d)Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you may be unable to participate in the Plan. This would not affect your existing employment or salary; instead, you merely may forfeit the opportunities associated with the Plan.

(e)Data Subjects Rights. You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights, you should contact your local HR manager or the Company’s Human Resources Department.

20.Private Placement. If you are a resident and/or employed outside of the United States, the grant of the RSUs is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the RSUs are not subject to the supervision of the local securities authorities.

21.Insider Trading/Market Abuse Laws. By participating in the Plan, you agree to comply with the Company’s policy on insider trading (to the extent that it is applicable to you). You further acknowledge that, depending on your or your broker’s country of residence or where the shares of Common Stock are listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of the shares of Common Stock, rights to shares of Common Stock (e.g., RSUs) or rights linked to the value of shares of Common Stock, during such times you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in your country of employment (and country of residence, if different). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possess inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You understand that third parties include fellow employees. Any restriction under these laws or regulations are separate from and in addition to any restrictions that may be imposed

Exhibit 10.22
under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions and that you should therefore consult your personal advisor on this matter.

22.Electronic Delivery. The Company, in its sole discretion, may decide to deliver any documents related to the RSUs to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

23.English Language. If you are resident outside of the United States, you acknowledge and agree that it is your express intent that this Award Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English. You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Award Notice. If you have received this Award Notice, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different from the English version, the meaning of the English version shall control.

24.Addendum. Notwithstanding any provisions of this Award Notice to the contrary, the RSUs shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as set forth in the applicable Addendum to this Award Notice. Further, if you transfer residence and/or employment to another country reflected in an Addendum to this Award Notice, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any applicable Addendum shall constitute part of this Award Notice.

25.Additional Requirements. The Company reserves the right to impose other requirements on the RSUs, any payment made pursuant to the RSUs, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

26.Governing Law. This Award Notice shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

27.Venue. In accepting the RSUs grant, you are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Tennessee of the United States of America to resolve any and all issues that may arise out of or relate to the RSUs and this Award Notice.

28.Binding Effect. This Award Notice shall be binding upon the Company and you and its and your respective heirs, executors, administrators and successors.

29.Conflict. To the extent the terms of this Award Notice are inconsistent with the Plan, the provisions of the Plan shall control and supersede any inconsistent provision of this Award Notice.

30.Non-Negotiable Terms. The terms of this Award Notice are not negotiable, but you may refuse to accept the RSUs by notifying the Company’s executive officer responsible for Human Resources in writing; any such refusal of acceptance will immediately cancel and forfeit the award.

Exhibit 10.22